Ultra Petroleum Reports Fourth Quarter 2012 Financial And Operating Results, 2012 Proved Reserves, Board Of Directors Approve 2013 Capital Investment Program

Company Provides 2013 Financial and Operational Guidance

HOUSTON, Feb. 15, 2013 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported fourth quarter and full-year 2012 operating and financial results. Highlights include:

  Achieved record annual natural gas and crude oil production of 257.0 Bcfe for 2012
  Reported operating cash flow(1) of $713.1 million, or $4.67 per diluted share for the year ended December 31, 2012
  Invested $610.9 million in net capital expenditures, generating approximately $100.0 million of free cash flow
  Earnings of $328.6 million for the full-year 2012, or $2.15 per diluted share – adjusted(3)
  Monetized liquids gathering system in Pinedale for $228.0 million
  Strong margins in 2012 (adjusted): 64 percent operating cash flow margin(5) and 29 percent net income margin(4)

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Fourth Quarter Results

Ultra Petroleum produced 60.1 billion cubic feet equivalent (Bcfe) of natural gas and crude oil during the fourth quarter 2012. The company's quarterly production was comprised of 58.4 billion cubic feet (Bcf) of natural gas and 281.3 thousand barrels (Mbls) of condensate.

Ultra's fourth quarter realized natural gas price was $4.08 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Exclusive of these effects, the company's average realized natural gas price was $3.33 per Mcf. During the fourth quarter, Ultra's average price for condensate was $81.48 per barrel (Bbl).

Ultra Petroleum reported operating cash flow(1) of $149.3 million, or $0.98 per diluted share during the fourth quarter. Ultra recognized $43.7 million of realized gains, or $0.29 per diluted share, as a result of the company's commodity price hedges during the fourth quarter. Adjusted net income(3) was $77.8 million, or $0.51 per diluted share for the quarter. Fourth quarter results include a $496.5 million non-cash, ceiling test write-down of the company's carrying value of its natural gas and crude oil properties prompted by significantly depressed natural gas prices. The trailing 12-month average commodity prices used for the fourth quarter ceiling test calculation were $2.76 per MMbtu for Henry Hub natural gas and $94.71 per barrel for West Texas Intermediate oil, prior to adjustments for market differentials.

During the fourth quarter, Ultra closed the sale of its Pinedale liquids gathering system (LGS) for $228.0 million to a real estate investment trust. The LGS transports water and condensate through the Pinedale Anticline and was constructed as part of the Bureau of Land Management's Record of Decision in 2008 to reduce field emissions from vehicle traffic.

2012 Results

Ultra Petroleum achieved annual record production in 2012. The company produced 257.0 Bcfe, comprised of 249.3 Bcf of natural gas and 1.3 million barrels (MMbls) of condensate.

For the year, the company's average realized natural gas price, including realized gains on commodity hedges, was $4.01 per Mcf. Excluding this item, Ultra's average price for natural gas was $2.79 per Mcf, while the average realized condensate price in 2012 was $89.08 per Bbl.

Ultra Petroleum reported operating cash flow(1) for the year of $713.1 million, or $4.67 per diluted share. Ultra recognized $304.0 million of realized gains, or $1.99 per diluted share, as a result of the company's 2012 commodity price hedges. Adjusted net income(3) was $328.6 million, or $2.15 per diluted share for the year ended December 31, 2012.

"We expected 2012 to be a challenging year for our business; however, we did not anticipate natural gas prices plunging to such a low level. As a result, we aggressively withdrew capital and reduced our pace of activity. We were still able to achieve our goals for the year, producing record volumes and delivering healthy margins despite weak natural gas fundamentals," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

2012 Oil and Natural Gas Proved Reserves

Ultra Petroleum reported natural gas and crude oil proved reserves of 3.1 trillion cubic feet equivalent (Tcfe) for the year ended December 31, 2012. The pre-tax estimated future net cash flows discounted at ten percent (PV-10) of the year-end 2012 proved reserves is $2.3 billion. Ultra's reserves were determined using an average natural gas price of $2.63 per Mcf and an average crude oil price $87.85 per Bbl, according to the methodology established by the Securities and Exchange Commission (SEC).

The table below provides two sensitivities on proved reserves. The first sensitivity is an estimate of the year-end 2012 proved reserve volumes, but evaluated at year-end 2011 pricing of $4.04 per Mcf. The second sensitivity builds upon the first by adding back proved undeveloped (PUD) development capital included in 2011's report. Both sensitivities are intended to demonstrate that the quality and certainty of the proved reserves remain similar to year-end 2011. Additional reserve tables are available on www.ultrapetroleum.com.

	Gas Price ($/Mcf)	PUD Capital ($MM)	Net Rem. (Bcfe)	PV-10 ($MM)
YE12 Proved Reserves	$2.63	$1,386	3,075	$2,263
Sensitivity 1: YE12 1P Reserves @ YE11 Pricing	$4.04	$1,386	3,167	$4,221
Sensitivity 2: YE12 1P Reserves @ YE11 Pricing & Capital	$4.04	$4,088	4,975	$5,250
YE11 Proved Reserves	$4.04	$4,088	4,977	$5,297

The year-end 2012 reserves evaluated at the 2011 SEC gas price of $4.04 per Mcf have a PV-10 value of $4.2 billion, an increase of almost $2.0 billion. Taking this a step further, restoring the 2011 PUD future development capital of $4.1 billion adds another $1.0 billion in PV-10 and an additional 1.8 Tcfe of reserves.

"What's important is our resource did not change. Our 2P reserves of 11.2 Tcfe are similar to last year and include nearly 2.3 Tcfe of transfers from the PUD to probable category due to lower pricing. These reserves remain in our 5-year development plan and are economic at current gas price levels. Our 3P reserve base increased to 17.1 Tcfe with future development capital of less than $1.50 per Mcf. We believe we have weathered the trough of the commodity price cycle and are positioned well for value creation," stated Watford.

Wyoming - Operational Highlights

Ultra Petroleum and its partners drilled 31 gross (14 net) Wyoming Lance wells during the fourth quarter and placed on production 27 gross (15 net) wells. Ultra's average fourth quarter net production was 459 million cubic feet equivalent (MMcfe) per day. After suspending its completions program at the end of April, the company resumed completion operations mid-way through the fourth quarter and currently operates one frac crew and two drilling rigs in Pinedale. Initial production (IP) rates from the 18 new operated wells brought online during the quarter averaged 10.9 MMcfe per day. For the remaining wells in this area, pre-drill estimated ultimate recoveries (EURs) will average approximately 5.0 Bcfe per well.

For the year, Ultra and its partners drilled 136 gross (55 net) Wyoming Lance wells and placed on production 103 gross (44 net) wells. The company produced a total of 185.3 Bcfe in Wyoming, averaging 506 MMcfe per day.

The company's spud to total depth (TD) average was 11.6 days to drill an operated well in the fourth quarter. In addition, 92 percent of the Ultra-operated wells were drilled to TD in 15 days or less, while two-thirds of the wells were drilled in less than 10 days. Rig-release to rig-release, which measures total days per well, averaged 14.7 days in the fourth quarter.

Sustaining Operational Efficiencies
	2009	2010	2011	2012	Q4 2012
Spud to TD (days)	20	14	12	12	12
Rig release to rig release (days)	24	17	15	15	15
% wells drilled < 15 days	22%	76%	95%	95%	92%
Well cost – pad ($MM)	$5.0	$4.7	$4.8	$4.7	$4.6

Pennsylvania - Operational Highlights

During the fourth quarter, Ultra and its partners drilled 5 gross (3 net) horizontal Marcellus wells and initiated production from 19 gross (5 net) wells. The company's average net production during the quarter was 194 MMcfe per day. Ultra's fourth quarter Marcellus production grew 30 percent year-over-year from 149 MMcfe per day average in the fourth quarter 2011.

Ultra Petroleum and its partners drilled 68 gross (28 net) horizontal Marcellus wells during 2012 and initiated production from 117 gross (47 net) wells. The company produced a total of 71.7 Bcfe from the Pennsylvania region, representing approximately 28 percent of the company's total 2012 production. Ultra's Marcellus production for the year grew 66 percent year-over-year from 43.3 Bcfe of Marcellus volumes produced during 2011.

In Tioga County, the IP rates for the 8 Marcellus wells brought online during the fourth quarter averaged 7.2 MMcfe per day. The 11 Marcellus wells brought online in Clinton and Lycoming counties during the fourth quarter had average IP rates of 6.7 MMcfe per day, under a restricted flow back program.

Ultra continues to affirm the viability of Upper Devonian Geneseo potential across its Pennsylvania acreage position. Using the information collected to date, including 6 horizontal wells, nearly 500 square miles of 3D seismic, and extensive regional analysis of geologic characteristics, the company estimates this zone could add an additional 3.3 Tcfe of net resource to Ultra's portfolio, which is currently not included in the company's 2012 3P reserve base.

The graph below provides normalized average daily production for Ultra's horizontal wells in the Marcellus. The grey dashed lines represent five and seven Bcfe type curves. The solid black line illustrates well performance in the company's Clinton and Lycoming County areas. The black dotted line charts well performance results from Ultra's activity in Potter and Tioga counties.

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Financial Strength

Ultra Petroleum's ending-year debt balance was $1.8 billion with 85 percent of the company's outstanding borrowings comprised of long-term, fixed-rate debt with an average remaining term of 7.3 years and a 5.6 percent weighted-average coupon rate.

Ultra completed the monetization of its Pinedale LGS in the fourth quarter for $228.0 million. The $224.3 million in net proceeds were used to reduce outstanding borrowings under Ultra's senior credit facility to $277.0 million. Following the transaction, Ultra Petroleum will continue to utilize the LGS and incur an additional approximately $20.0 million of lease operating expense in 2013 to account for the lease rental fee.

Ultra's debt to trailing 12-months EBITDA(2) ratio registered 2.2 times at the end of 2012 with $1.1 billion in unused senior debt capacity. Ultra relies on total debt to EBITDA(2) as a measure of leverage because it appropriately removes the effect of certain non-cash items, such as impairment charges.

2013 Capital Investment Program

The board of directors approved Ultra's 2013 capital investment program of $415.0 million for the year. This compares to the 2012 capital investment program of $835.2 million. The company plans to allocate its capital investments according to the table below:

2013 Capital Investment Program ($ millions)
Development drilling
Rockies	$ 260
Appalachia	105
Total development drilling	365
Gathering and facilities	35
Land	5
Corporate	10
Total Capital Budget	$ 415

First Quarter and Full-Year 2013 Production Guidance

Ultra's 2013 annual production is expected to range between 228 – 238 Bcfe, as the company has reduced its capital investments in half from 2012. Based on the mid-point of the company's guidance, approximately 70 percent of the company's production will come from the Rockies and 30 percent of total company production will come from Appalachia.

	1st Quarter	Full-Year 2013
2013 Estimated Total Production (Bcfe)	57.5 – 59.5	228 – 238

First Quarter 2013 Price Realizations and Differentials Guidance

In the first quarter of 2013, the company's realized natural gas price is expected to average 2 to 4 percent below the NYMEX price due to regional differentials. Realized pricing for condensate is expected to be about $7.00 less than the average NYMEX crude oil price.

First Quarter 2013 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the first quarter of 2013 assuming a $3.28 per MMbtu Henry Hub natural gas price and a $93.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q1 2013
Lease operating expenses	$ 0.37 – 0.40
Production taxes	$ 0.27 – 0.29
Gathering fees	$ 0.20 – 0.22
Total lease operating costs	$ 0.84 – 0.91

Transportation charges	$ 0.34 – 0.36
Depletion and depreciation	$ 1.07 – 1.10
General and administrative – total	$ 0.10 – 0.12
Interest and debt expense	$ 0.42 – 0.44
Total operating costs per Mcfe	$ 2.77 – 2.93

2013 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2013 with annual cash taxes forecasted of approximately $5.0 million.

New Executive Appointment

Ultra Petroleum's Board of Directors has promoted Garland R. Shaw to the executive leadership team of the company as Vice President and Controller. In his new role, Mr. Shaw will lead Ultra's accounting and treasury functions and provide valuable insights and perspectives to the strategic goals and objectives of the corporation. Mr. Shaw joined Ultra in 2006 and brings over 28 years of experience with increasing leadership and responsibility that includes accounting, financial analysis, and economic evaluation for large multi-national energy companies. Mr. Shaw earned an undergraduate degree in Accounting from Oklahoma State University and holds an MBA from the University of Dallas. He is a Certified Public Accountant in the state of Texas.

Conference Call Webcast Scheduled for February 15, 2013

Ultra Petroleum's fourth quarter 2012 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 Central Standard Time) Friday, February 15, 2013. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through May 3, 2013.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2012	2011	2012	2011
Volumes
Natural gas (Mcf)	249,309,503	236,832,400	58,395,676	64,618,758
Oil liquids (Bbls)	1,282,442	1,407,988	281,316	383,890
Mcfe - Total	257,004,155	245,280,328	60,083,572	66,922,098

Revenues
Natural gas sales	$695,733	$982,413	$194,264	$238,515
Oil sales	114,241	119,383	22,922	32,282
Total operating revenues	809,974	1,101,796	217,186	270,797

Expenses
Lease operating expenses	64,468	51,758	18,486	15,905
Production taxes	60,757	97,094	14,123	23,299
Gathering fees	59,004	56,511	12,413	15,148
Total lease operating costs	184,229	205,363	45,022	54,352

Transportation charges	84,470	64,243	20,993	15,752
Depletion and depreciation	388,985	346,394	74,871	107,621
Write-down of proved oil and gas properties	2,972,464	-	496,502	-
General and administrative	14,348	12,113	2,870	2,707
Stock compensation	10,756	13,919	2,926	4,028
Total operating expenses	3,655,252	642,032	643,184	184,460

Other (expense) income, net	(1,765)	532	(1,738)	519
Interest and debt expense, net	(88,180)	(63,156)	(25,765)	(17,075)
Contract cancellation fees	(15,469)	-	(6,248)	-
Realized gain (loss) on commodity derivatives	303,966	213,349	43,728	69,602
Unrealized (loss) gain on commodity derivatives	(230,385)	100,383	(47,247)	66,725
(Loss) income before income taxes	(2,877,111)	710,872	(463,268)	206,108

Income tax provision - current	7,936	12,676	4,550	5,849
Income tax provision - deferred	(708,149)	244,994	4,215	68,428

Net (loss) income	$(2,176,898)	$453,202	$(472,033)	$131,831

Ceiling test and other impairments	$2,972,464	$-	$496,502	$-
Contract cancellation fees	15,469	-	6,248	-
Unrealized loss (gain) on commodity derivatives	230,385	(64,346)	47,247	(42,771)
Deferred tax benefit	(712,813)	-	(212)	-
Adjusted net income (3)	$328,607	$388,856	$77,752	$89,060

Operating cash flow (1)	$713,116	$964,338	$149,297	$251,394
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,845	152,754	152,929	152,699
Fully diluted	152,845	154,336	152,929	154,171

Earnings per share
Net income - basic	($14.24)	$2.97	($3.09)	$0.86
Net income - fully diluted	($14.24)	$2.94	($3.09)	$0.86

Adjusted earnings per share (3)
Adjusted net income - basic	$2.15	$2.55	$0.51	$0.58
Adjusted net income - fully diluted	$2.15	$2.52	$0.51	$0.58

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$4.01	$5.05	$4.08	$4.77
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$2.79	$4.15	$3.33	$3.69
Oil liquids (Bbls)	$89.08	$84.79	$81.48	$84.09

Costs Per Mcfe
Lease operating expenses	$0.25	$0.21	$0.31	$0.24
Production taxes	$0.24	$0.40	$0.24	$0.35
Gathering fees	$0.23	$0.23	$0.21	$0.23
Transportation charges	$0.33	$0.26	$0.35	$0.24
Depletion and depreciation	$1.51	$1.41	$1.25	$1.61
General and administrative - total	$0.10	$0.11	$0.10	$0.10
Interest and debt expense	$0.34	$0.26	$0.43	$0.26
	$3.00	$2.88	$2.89	$3.03

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (4)	29%	30%	30%	26%
Adjusted Operating Cash Flow Margin (5)	64%	73%	57%	74%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	December 31,
	2012	2011
	(unaudited)
Cash and cash equivalents	$12,921	$11,307
Long-term debt
Bank indebtedness	277,000	343,000
Senior Notes	1,560,000	1,560,000
	$1,837,000	$1,903,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$654,825	$1,033,292	$174,750	$313,500
Net changes in operating assets and liabilities and other non-cash items*	58,291	(68,954)	(25,453)	(62,106)

Net cash provided by operating activities before changes in operating assets and liabilities	$713,116	$964,338	$149,297	$251,394

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include (reduction in) / excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,929,907 shares outstanding on January 31, 2013.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year ended December 31, 2012.

Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their SEC filings, to disclose proved reserves, probable reserves, and possible reserves. References in this press release to 3P reserves include estimates from each category of reserves and are forward-looking statements. Investors are urged to consider this disclosure and additional disclosure in the company's Annual Report on Form 10-K, available on its website or by request to 400 North Sam Houston Parkway E., Suite 1200, Houston, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com